UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2006
The Enstar Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-07477	63-0590560

(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)
401 MADISON AVENUE
MONTGOMERY, ALABAMA 36104
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (334) 834-5483
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) On September 19, 2006, the Audit Committee of The Enstar Group, Inc.’s (the “Company”) Board of Directors, upon the recommendation of management, concluded that the previously issued financial statements for the year ended December 31, 2005, and for the quarters ended March 31, 2006 and June 30, 2006 should be restated to reflect certain changes to the note disclosures to those financial statements. The changes to such note disclosures result from reclassifications of information in the restated consolidated financial statements of Castlewood Holdings Limited (“Castlewood Holdings”) and B.H. Acquisition Limited (“B.H. Acquisition”), partially owned equity affiliates of the Company. Accordingly, the note disclosures to the Company’s previously issued financial statements will be restated, but the restatement will have no impact on the net income, net income per share or shareholders’ equity of the Company or its partially owned equity affiliates.
The reclassifications made by Castlewood Holdings and B.H. Acquisition were between certain line items of income and expenses on their respective consolidated statements of earnings. Net reduction in loss and loss adjustment expense liabilities, which was previously referred to as underwriting income and included in income for both entities, was reclassified as an expense item. In addition, Castlewood Holdings’ net foreign exchange loss (gain) was reclassified from income to expense. These reclassifications will be reflected in the Company’s consolidated financial statements in Note 5(f), “Partially Owned Equity Affiliates Summarized Financial Information” and Note 12, “Segment Information”.
The Company’s Audit Committee and management have discussed the matters disclosed pursuant to this Item 4.02(a) in this Current Report on Form 8-K with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: September 19, 2006

THE ENSTAR GROUP, INC.
By:	/s/ Cheryl D. Davis
Cheryl D. Davis
Chief Financial Officer, Vice President of Corporate Taxes and Secretary